Exhibit 99.1

For Immediate Release

Contact:

Joe Shiffler

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Receives Notice from Nasdaq Regarding

Delayed Filing of Form 10-Q for First Quarter of 2006

Previously Granted Listing Extension Remains in Force

SAN JOSE, Calif. – May 26, 2006 – Power Integrations (Nasdaq: POWI) today announced that it has received an additional Staff Determination notice from the Nasdaq Stock Market stating that the company is not in compliance with Marketplace Rule 4310(c)(14) because it has not yet filed its Form 10-Q for the quarter ended March 31, 2006. Such notice is customarily issued to Nasdaq-listed companies when required periodic filings are not made on a timely basis.

As previously disclosed, Nasdaq informed the company on March 17, 2006 that its securities were subject to delisting for failure to file its 2005 Form 10-K in a timely manner. The company requested a hearing with the Nasdaq Listing Qualifications Panel and, as previously disclosed, on May 2 the Panel granted the company an exception to Rule 4310(c)(14), stating that the company’s shares would continue to be listed on the Nasdaq National Market provided that the company (i) provide Nasdaq with information regarding the final results of its internal investigation on or before June 7, 2006, (ii) file its Form 10-K for the year ended December 31, 2005 and all required restatements on or before July 12, 2006, and (iii) file its Form 10-Q for the quarter ended March 31, 2006 on or before August 2, 2006. This exception, which expressly contemplated the delayed filing of Form 10-Q for the first quarter, remains in force.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.6 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com.

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